EXHIBIT 99.1

The Spiegel Group Announces Plan to Close 21 Spiegel and Newport News Outlet and Clearance Stores

Stores to remain open pending Bankruptcy Court approval and execution of store-closing inventory sales

DOWNERS GROVE, Ill. - April 17, 2003 - The Spiegel Group (Spiegel, Inc.)
today announced that it intends to close all of its Spiegel outlet and clearance stores and Newport News outlet stores as part of its reorganization efforts to streamline operations and improve financial performance. These stores will remain open for business pending approval of the store-closing plan by the Bankruptcy Court and thereafter, on a store-by-store basis, until the related store-closing inventory sales are completed.
  The company intends to close 12 Spiegel outlet stores, four Spiegel clearance stores and five Newport News outlet stores. These stores primarily provide a means to liquidate overstock and end-of-season merchandise. The company intends to continue moving its inventory through all the other clearance channels, including the Internet and catalogs.
The company may consider reopening some of its stores in the future to support the inventory liquidation needs of both Spiegel Catalog and Newport News.
  Spiegel, Inc. expects that closing these stores and realigning its inventory clearance process towards Internet and catalog channels will improve its inventory recovery rate (operating income as a percentage of cost of sales) and enhance earnings. The company anticipates that the store closures and its modified inventory clearance process will improve operating income by about $11 million, on an annualized basis. The company is unable at this time to determine the magnitude of inventory writedowns, if any, and will assess such writedowns on a going forward basis.
  Bill Kosturos, interim chief executive officer and chief restructuring officer of The Spiegel Group said, "The decision to close these stores, which do not meet our financial requirements going forward, is an integral part of the company's reorganization effort. We are confident that doing so will improve the company's financial and operating strength. While the business rationale supporting this action is compelling, we deeply regret the impact these store closings will have on our associates and our customers.
As always, we continue to be grateful to our associates for their excellent dedication to serving our customers."
  The company plans to appoint an independent liquidator to handle all aspects of the store closings. The company expects this process to begin in May.

About The Company
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, more than 550 specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward Looking Statements
  This report contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations.
These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the DIP facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the company's ability to find a third-party service provider to finance and service new private-label credit cards to be issued by the merchant companies and the terms of such arrangement; uncertainty regarding the servicing of the company's existing securitized credit card receivables portfolio upon the liquidation of FCNB; the effects on the company of the Pay-Out Events recently experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.